State of Delaware Secretary of State Division of Corporations Delivered 10:14 AM 11/02/2005 FILED 10:07 AM 11/02/2005 SRV 050894452 – 2115267 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

RECOM MANAGED SYSTEMS, INC.

(a Delaware corporation)

Recom Managed Systems, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “DGCL”), does hereby certify that:

1.

The current name of the Company is Recom Managed Systems, Inc.

2.

The amendment to be made by this Certificate of Amendment is to change the Company's name from Recom Managed Systems, Inc. to Signalife, Inc.  To effect such change, the provisions of Article I of the Certificate of Incorporation are hereby revised to read as follows:

“ARTICLE I

NAME

The name of this corporation is Signalife, Inc.”

3.

The above amendment to the Certificate of Incorporation of the Company was authorized by the written consent of all members of the Board of Directors of the Company pursuant to Section 141(f) of the DGCL and the bylaws of the Corporation, and by the written consent of a majority of all outstanding shares of capital stock of the Company entitled to vote thereon pursuant to Sections 228(a) and 242 of the DGCL and the bylaws of the Corporation.

4.

The Company shall provide prompt written notice of the action taken to its shareholders who have not consented to this action in writing and whom, if this action had been otherwise taken at a duly called meeting, would have been entitled to notice of that meeting, pursuant to Section 228(e) of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Pamela M. Bunes, its President and Chief Executive Officer, and Rodney Hildebrandt, its Secretary, who affirm the truth of the statements herein set forth under penalty of perjury this 26th day of October, 2005.

By:

/s/ Pamela M. Bunes

Pamela M. Bunes, President and Chief Executive Officer

ATTEST:

By:

/s/ Rodney Hildebrandt

Rodney Hildebrandt, Secretary